UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 20, 2018

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55167	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd Edina, Minnesota	55439
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

Effective August 20, 2018, the Board of Directors of PetVivo Holdings, Inc., a Nevada corporation (“PetVivo”) appointed and elected Sherry Grisewood, Robert Rudelius and Joseph Jasper as directors of PetVivo to serve on its Board of Directors until the next regular meeting of shareholders or until their successors are elected and shall qualify.

Sherry Grisewood is a Chartered Financial Analyst (CFA) who since 2014 has served as a Director, Chair of the Audit Committee and a member of the Compensation Committee of TapImmune Inc., a NASDAQ-listed public company which is a leader in the development of certain cancer treatment immunotherapies. Ms. Grisewood also is the co-founder and Director of Mobitech Regenerative Medicine, a private medical device company.

From December 2012 to June 2017, Ms. Grisewood was associated with Dawson James Securities, Inc., first as Managing Director of Corporate Finance and later as Managing Partner, Life Science Research. For a 12-year period prior to Dawson James, she led Lifesciences investment banking practices for two New York investment banks and also was an independent strategic advisor for various life science companies. Ms. Grisewood has over 30 years of securities industry experience in a broad range of investment banking, advisory and research-related activities while participating in over 70 major transactions for life science and medical device companies involving initial public offerings, secondary offerings, PIPE’s and other private equity transactions, and M&A and licensing transactions.

Robert Rudelius since 2001 has been the Managing Director and Chief Executive officer of Noble Ventures, LLC, which he founded to provide comprehensive advisory and consulting services to early-stage companies primarily engaged in information technology (IT) development or medical technology and devices. From April 1999 to May 2001 when it was acquired by Starnet L.P., Mr. Rudelius was the founder and CEO of Media DVX, Inc. which provided satellite-based advertising services to network and cable television stations throughout North America. From April 1998 to April 1999, he was President and COO of Control Data Systems, Inc. while reorganizing and repositioning this software company, resulting in its successful sale to British Telecom. From 2010 to the present, Mr. Rudelius has served on the Board of Directors of AxoGen, Inc., a leading medical technology company developing and providing products for nerve regeneration and repair.

For a three-year period prior to April 1998, Mr. Rudelius was a founding Managing Partner of AT&T Solution’s Media, Entertainment & Communications Industry Group, and prior thereto for more than six years he was a partner in McKinsey & Company’s Information, Technology and Systems practice. Mr. Rudelius began his business career during a ten-year period at Arthur Anderson & Co.’s Chicago consulting division, where he served as a senior manager in the firm’s financial systems consulting practice. Mr. Rudelius received a MBA degree from the Kellogg School of Management at Northwestern University.

Joseph Jasper is a Chartered Financial Analyst (CFA) who since 2005 has been Chief Executive Officer of Vermillion Research, an institutional investment firm, while being responsible for its day-to-day operational management. From 2002 to 2005, Mr. Jasper was Managing Director and Director of Fixed Income and Marketing for Piper Jaffray Company. Prior to 2002, he spent 20 years managing, structuring and selling fixed income and equity securities at several leading investment banking firms, including U.S. Bancorp Libra and UBS PaineWebber.

Mr. Jasper also serves as Vice Chairman of the Board of Directors of MicroNet, Inc. and as a director of Windigo Logistics, both privately-held companies. He has previously served as a director or principal advisor to many operating and venture-stage companies across a broad range of industries. Mr. Jasper received a MBA degree from the University of St. Thomas, where he also has served as its Adjunct Professor of Finance.

Upon these three persons becoming directors, the Board of Directors of PetVivo now has a majority of its Board consisting of independent directors as defined under NASDAQ standards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: August 21, 2018	By	/s/ John Lai
John Lai, President